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                                                                     Exhibit 3.1

                  FOURTH RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 TUNES.COM INC.


         Tunes.com Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Tunes.com Inc. The corporation was originally incorporated under the name JAMtv Corporation and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 13, 1997.

B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL"), this Fourth Restated Certificate of Incorporation was duly proposed by the Corporation's board of directors and adopted by its stockholders, and it hereby restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:


                                    ARTICLE I

         The name of this Corporation is Tunes.com Inc.


                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such office is The Corporation Trust Company.


                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

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                                   ARTICLE IV

         The total number of shares of stock which the Corporation has authority to issue is Fifty-Five Million (55,000,000) consisting of Fifty Million (50,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and Common Stock are as follows:

         (a)      PROVISIONS RELATING TO THE PREFERRED STOCK.

                  (i) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the board of directors of the Corporation as hereafter prescribed.

                  (ii) Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more classes or series and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                           (A) whether or not the class or series is to have
                  voting rights, full, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

                           (B) the number of shares to constitute the class or
                  series and the designations thereof;

                           (C) the preference, and relative participating,
                  optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

                           (D) whether or not the shares of any class or series
                  shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                           (E) whether or not the shares of a class or series
                  shall be subject to the operation of retirement or sinking funds to be applied to the purchase or

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                  redemption of such shares for retirement, and, if such
                  retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

                           (F) the dividend rate, whether dividends are payable
                  in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                           (G) the preferences, if any, and the amounts thereof
                  which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution, or winding-up of, or upon any distribution of the assets of, the Corporation;

                           (H) whether or not the shares of any class or series,
                  at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                           (I) such other special rights and protective
                  provisions with respect to any class or series as may to the board of directors of the Corporation deem advisable.

                  (iii) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The board of directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The board of directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

         (b)      PROVISIONS RELATING TO THE COMMON STOCK.

                  (i) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be

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         entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

                  (ii) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors of the Corporation at any time and from time to time out of any funds of the Corporation legally available therefor.

                  (iii) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this Paragraph (iii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

         (c)      GENERAL.

                  (i) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

                  (ii) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise and other terms of such options or rights; PROVIDED, HOWEVER, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.


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                                    ARTICLE V

         In furtherance and not in limitation of the powers conferred by statute, except as otherwise provided in this Certificate of Incorporation, the board of directors is expressly authorized to make, alter, amend, repeal or rescind the Bylaws of the Corporation.


                                   ARTICLE VI

         The business and affairs of the Corporation shall be managed by the board of directors, and the directors need not be elected by written ballot unless the Bylaws so provide. The board of directors may increase or decrease the size of the board. The directors shall be classified into three (3) classes designated as Class I, Class II and Class III, with each class as nearly equal in number as possible. The initial term of office of the Class I directors shall expire at the 2000 annual meeting of stockholders of the Corporation; the initial term of office of the Class II directors shall expire at the 2001 annual meeting of stockholders of the Corporation; and the initial term of office of the Class III directors shall expire at the 2002 annual meeting of stockholders of the Corporation. Commencing with the 2000 annual meeting of stockholders of the Corporation, directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders of the Corporation after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two (2) classes shall not exceed one. Directors need not be stockholders.

                                   ARTICLE VII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept, except to the extent otherwise required by law, outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

                                  ARTICLE VIII

         Holders of stock of any class or series of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

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                                   ARTICLE IX

         No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent in lieu of such a meeting.


                                    ARTICLE X

         To the fullest extent permitted by the GCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation is authorized to indemnify each of the Corporation's directors, officers, employees and agents to the fullest extent permitted by law. Neither any amendment or repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X with respect to any actual or alleged act or omission occurring, or any actual or threatened cause of action, suit or claim that would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                   ARTICLE XI

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                   ARTICLE XII

         The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of this
Article XII or Articles VI, VII, IX or X or Sections 2.3, 2.5 and 3.2(b) of the Corporation's Bylaws, unless such amendment, repeal or modification of any provisions inconsistent with those Articles and Sections is declared advisable by the affirmative vote of at least eighty percent (80%) of the entire board of directors, notwithstanding that a lesser percentage may be specified by the GCL.


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     IN WITNESS WHEREOF, Tunes.com Inc. has caused this Fourth Restated
Certificate to be duly executed by its Chief Executive Officer as of this __ day of _______ 1999.

                                               TUNES.COM INC.


                                               By: ___________________________
                                                  Howard A. Tullman,
                                                  Chief Executive Officer


Attest:



---------------------------
    Stuart B. Frankel,
    Secretary




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